Exhibit 10.3

Sign-On Performance RSUs

ADVANCED MICRO DEVICES, INC.

2004 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Advanced Micro Devices, a Delaware corporation (the “Company”), pursuant to its 2004 Equity Incentive Plan, as amended and restated (the “Plan”), hereby grants to the holder listed below (“Participant”), this award of restricted stock units set forth below (the “RSUs”). This award of RSUs is subject to all of the terms and conditions set forth herein and in the Terms and Conditions for Participants Located in the U.S. Restricted Stock Unit Award (the “Terms and Conditions”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Terms and Conditions.

Participant:	Rory P. Read	Grant Date:	August 25, 2011

Total Number of Restricted Stock Units:	287,000 shares

Vesting Schedule:

(a)	Except as otherwise provided in (b), (c), and (d) below:

(i)	on August 25, 2012, 95,666 RSUs shall vest;

(ii)	on August 25, 2013, 95,667 RSUs shall vest; and

(iii)	on August 25, 2014, the remaining 95,667 RSUs shall vest.

(b)	Except as otherwise provided in (c) and (d) below, in the event of a Covered Termination (as defined in the Participant’s Employment Agreement dated May 25, 2011, as it may be amended from time to time (the “Employment Agreement”)), all RSUs held by the Participant at the Date of Termination (as defined in the Employment Agreement) that would otherwise vest during the 24-month period commencing on the Date of Termination if the Participant had continued his employment with the Company through the end of such 24-month period shall be deemed fully vested at such Date of Termination.

(c)	Except as otherwise provided in (d) below, no RSUs subject to this award shall vest unless and until the volume weighted average of the closing prices of the Company’s common stock (“Common Stock”) over any 30-day period during the three (3) year period commencing on the Grant Date equals $11.00 or more (the “Performance Target”). The Performance Target shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” If the Performance Target is not satisfied during the three (3) year period commencing on the Grant Date, all of the RSUs shall expire and terminate and be forfeited.

(d)	Notwithstanding any of the foregoing, in the event of a Covered Termination within the period commencing with the public announcement of a transaction which results in a Change of Control (as defined in the Employment Agreement) and ending 24 months after such Change of Control, all unvested, unforfeited RSUs held by the Participant at the Date of Termination shall be deemed fully vested at such Date of Termination; provided, however, that no Options shall vest as provided in this (d) unless the closing price of the Common Stock on the trading date immediately prior to the date of the consummation of such Change of Control equals $11.00 or more.

By his or her signature, Participant agrees to be bound by the terms and conditions of the Plan, the Terms and Conditions and this Grant Notice. Participant has reviewed the Terms and Conditions, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Terms and Conditions and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Terms and Conditions.

ADVANCED MICRO DEVICES, INC.		PARTICIPANT

By:	/s/ Harry Wolin	By:	/s/ Rory P. Read
Print Name:	Harry Wolin	Print Name:	Rory P. Read
Title:	Senior VP General Counsel
Address:	7171 SW Parkway	Address:
B100
Austin, TX 78735

TERMS AND CONDITIONS FOR PARTICIPANTS LOCATED IN THE U.S.

RESTRICTED STOCK UNIT AWARD

ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN

The following Terms and Conditions, together with the accompanying Restricted Stock Unit Grant Notice (Grant Notice) and Confirmation of Grant of Restricted Stock Units (RSUs), comprise your agreement with Advanced Micro Devices, Inc. (the Company) regarding the RSUs. In the event of a conflict between the Grant Notice and the following Terms and Conditions, the Grant Notice shall control.

1. Vesting of Shares Subject to Restricted Stock Units. The RSUs will vest on the date(s) shown on the Grant Notice you continue to perform the duties assigned to you by the Company’s management in a manner and with results satisfactory to the Company’s management and remain an employee of the Company through each vesting date.

2. Issuance of Shares. After the RSUs vest, the shares will be issued in your name without restrictions as soon as practicable after you have satisfied withholding tax obligations (see paragraph 5 (a), below.)

3. Nontransferability of Restricted Stock Units. The RSUs may not be pledged, assigned, sold, or otherwise transferred.

4. Forfeiture of Restricted Stock Units. If your employment with the Company terminates for any reason before the vesting date(s) shown on the Grant Notice, your unvested RSUs will be cancelled and you will not have any right to receive shares of AMD common stock (Shares) pursuant to the RSU.

5. Other Terms and Conditions.

a. Withholding Tax. The RSUs will become taxable to you upon the date that the Shares vest (the Tax Date). On the Tax Date you will be required to pay an amount to the Company to enable the Company to satisfy its obligation to withhold federal and state withholding taxes arising on the Tax Date. The withholding taxes must be paid by (i) cash from your account at the broker designated by AMD (Designated Broker) for such purpose or (ii) the selling of sufficient Shares on the Tax Date. If AMD in its sole discretion considers you to be an “insider” and the vesting date of these RSUs falls outside of an open stock trading window, unless otherwise determined by AMD you may have shares withheld to satisfy your minimum withholding tax obligations. If your election to pay withholding taxes by cash is not received by the deadline for such election or if there is insufficient cash in your account at the Designated Broker on the Tax Date to cover withholding tax obligations, you hereby authorize the Company to withhold from cash compensation otherwise payable to you or arrange for the sale or withhold a sufficient number of Shares from the total number of Shares otherwise deliverable to you upon vesting to cover minimum withholding tax obligations.

b. The Plan. This Agreement is further subject to the terms and provisions of the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (the Plan). Only certain provisions of the Plan are described in these Terms and Conditions. As a condition to your receipt of the RSUs and the Shares upon vesting, you acknowledge and agree to these Terms and Conditions and the terms and provisions of the Plan. Capitalized terms which are not otherwise defined in these Terms and Conditions shall have the meanings assigned to them in the Plan.

c. Stockholder Rights. Until the Shares are issued, you have no right to vote or receive dividends or any other rights as a stockholder exist with respect to the RSUs.

d. Employment Relationship. Nothing in these Terms and Conditions shall confer on you any right to continue in the employ of the Company, or shall interfere with or restrict rights of the Company, which are hereby expressly reserved, to discharge you at any time, with or without cause.

e. Change of Control. If your employment is terminated by the Company for any reason other than for Cause (as defined in the Employment Agreement) or, if applicable, by you as a result of a Constructive Termination, within one year after a Change of Control, then the Shares shall become fully vested upon the date of termination.

f. Declination of RSUs. If you wish to decline your RSUs, you must complete and file the Declination of Grant form with Corporate Compensation and Benefits by the deadline for such declination. Your declination is non-revocable, and you will not receive a grant of stock options or other compensation as replacement for the declined RSUs.

g. Recovery in the Event of a Financial Restatement. In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Administrator will review all equity-based compensation (including the RSUs) awarded to you if you are at the Senior Vice President level and above. If the Administrator (in its sole discretion) determines that you were directly involved with fraud, misconduct and/or gross negligence that contributed to or resulted in such accounting restatement, the Administrator may, to the extent permitted by governing law and as appropriate under the circumstances, recover for the benefit of the Company all or a portion of the equity-based compensation awarded to you, including (without limitation) by cancelation, forfeiture, repayment and/or disgorgement of profits realized from the sale of securities of the Company; provided, however, the Administrator will not have the authority to recover any equity-based compensation awarded more than 18 months prior to the date of the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement. In determining whether to seek recovery, the Administrator shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a recovery claim may prejudice the interests of the Company in any related proceeding or investigation.

6. Compliance with Laws and Regulations. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

7. Successors and Assigns. The Company may assign any of its rights under these Terms and Conditions. These Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, these Terms and Conditions will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.

8. Governing Law; Severability. These Terms and Conditions shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. If any provision of these Terms and Conditions is determined by a court of law to be illegal or unenforceable, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

9. Further Instruments. The parties agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of these Terms and Conditions.

10. Headings. The captions and headings of these Terms and Conditions are included for ease of reference only and will be disregarded in interpreting or construing these Terms and Conditions. All references herein to Sections will refer to Sections of these Terms and Conditions.

11. Entire Agreement. The Plan, these Terms and Conditions, the Grant Notice and the Confirmation of Grant of Restricted Stock Units constitute the entire agreement and understanding of the parties with respect to the subject matter of this these Terms and Conditions, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.

3